Exhibit 1.1

Sappi Limited

Announcement

6 December 2010

Sappi Limited
Reg No 1936/008963/06
(Incorporated in the Republic of South Africa)
JSE Code SAP
ISIN code ZAE 000006284
NYSE code SPP
(“Sappi” or “the Company”)

GRANTING OF CONDITIONAL SHARE AWARDS TO DIRECTORS OF
LISTED COMPANY

In terms of paragraph 3.63 of the Listings Requirements of the JSE Limited, we hereby provide the following information regarding the granting of conditional share awards by Sappi to the undermentioned directors of the Company and its major subsidiary companies:

Date of notification
of transaction	:	3 December 2010

Nature of transaction	:	Grants of Conditional Share Awards in terms of the Sappi Limited Performance Share Incentive Plan

Strike price	:	Nil (no consideration)

Vesting dates for
Conditional share awards	:	3 December 2014

Class of security	:	Ordinary shares
Extent of interest	:	Direct beneficial

The necessary authority in terms of Paragraph 3.66 was obtained and these were off-market transactions.

DIRECTOR’S NAME		COMPANY	NUMBER OF SHARES SUBJECT TO CONDITIONAL AWARDS

RJ	BOËTTGER	Sappi Limited	195,000
HA	DE JONGH	Sappi Southern Africa	30,000
M	GARDNER	Sappi Fine Paper North America	88,000
TS	HAWKES	Sappi Southern Africa	27,500
RD	HOPE	Sappi Fine Paper North America	55,000
E	LETLAPE	Sappi Southern Africa	12,500
NN	MAELANE	Sappi Southern Africa	30,000
S	MANCHESTER	Sappi Fine Paper North America	27,500
J	MILLER	Sappi Fine Paper North America	27,500
DM	MNCUBE	Sappi Southern Africa	30,000
CM	MOWATT	Sappi Southern Africa	30,000
A	ROSSI	Sappi Southern Africa	55,000
G	PEARCE	Sappi Fine Paper Europe	24,150
A	THIEL	Sappi Southern Africa	65,000
MR	THOMPSON	Sappi Limited	88,000
GM	VAN AARDE	Sappi Southern Africa	28,000
AJW	VAN DER MERWE	Sappi Southern Africa	28,000
B	WIERSUM	Sappi Fine Paper Europe	88,000